Aperture Investors, LLC

Code of Conduct

Implementation Date: October 24, 2018

As officers, directors and Employees (taken together, “Employees”) of Aperture Investors, LLC (“Aperture”), we are retained by our clients to manage parts of their financial affairs and to represent their interests in many matters. We are keenly aware that, as fiduciaries, we owe our clients our undivided loyalty – our clients trust us to act on their behalf, and we hold ourselves to the highest standards of fairness in all such matters.

We expect all Employees to act with integrity, competence, dignity, and in an ethical manner when dealing with the public, clients, prospects, their employer, and their fellow Employees.

We expect all Employees to adhere to the highest standards with respect to any potential conflicts of interest with client accounts – simply stated, no Employee should ever enjoy an actual or apparent benefit over the account of any client.

We expect all persons associated with Aperture to preserve the confidentiality of information that they may obtain in the course of our business and to use such information properly and not in any way adverse to our clients’ interests, subject to the legality of such information.

We expect our Employees to conduct their personal financial affairs in a prudent manner, avoiding any action that could compromise in any way their ability to deal objectively with our clients.

You are encouraged to contact Aperture’s Chief Compliance Officer (“CCO” or “Compliance Officer”) if you believe that changes or additions to, or deletions from, the Manual may be appropriate. In addition, please do not hesitate to contact the CCO if you feel as though any of Aperture’s disclosure documents, including its Form ADV, advisory contracts or marketing materials are inaccurate, incomplete or out-of-date.

APERTURE IS COMMITTED TO FOSTERING A CULTURE OF COMPLIANCE. APERTURE THEREFORE URGES YOU TO CONTACT THE CCO IF YOU BELIEVE YOU HAVE ANY REASON TO DO SO. YOU WILL NOT BE PENALIZED AND YOUR STATUS AT APERTURE WILL NOT BE JEOPARDIZED BY COMMUNICATING WITH THE CCO OR OTHER SENIOR MANAGERS. RETALIATION AGAINST ANY EMPLOYEE IS CAUSE FOR APPROPRIATE CORRECTIVE ACTION, UP TO AND INCLUDING DISMISSAL.

You are required to complete the Code of Conduct and Regulatory Compliance Manual Acknowledgement Form, Attachment I hereto, both initially upon the commencement of your employment with Aperture and annually thereafter, to acknowledge and certify that you have received, reviewed, understand and shall comply, or have complied with, the policies and procedures as set forth in the Code of Conduct and Regulatory Compliance Manual (the “Manual”). In addition, all Aperture Employees must be aware of and comply with the following undertakings:

●	be thoroughly familiar with the policies and procedures set forth in this Manual; upon the request of the CCO, provide Aperture with an initial and annual written certification that you have read and understand, and will comply with, the policies and procedures set forth in this Manual and any other compliance materials distributed to you by the CCO. Such certifications may be submitted by the employee through Compliance Science;

●	notify the CCO promptly in the event you have any reason to believe that you may have failed to comply with (or become aware of another person’s failure to comply with) the policies and procedures set forth in this Manual;

●	cooperate to the fullest extent reasonably requested by the CCO so as to enable:

(i) the CCO to discharge his respective duties under the Manual and (ii) Aperture to comply with the securities laws to which it is subject;

●	notify the CCO promptly if you become aware of any part of any disclosure document, including Form ADV and marketing materials, which you believe may be, inaccurate, incomplete or out of date in any respect;

Violations of this Code of Conduct may warrant sanctions as appropriate, up to and including suspension or dismissal, at the discretion of management. In any situation where you are unsure about the application of this code or any of the policies, you are encouraged to discuss the situation confidentially with your supervisor or any officer.

This Manual and the policies and procedures set forth herein supersede all manuals, policy statements and procedures and other communications on the subjects discussed herein.

Aperture may amend this Manual and/or adopt interpretations of the policies and procedures contained in the Manual as it deems appropriate with the approval of the CCO. All material amendments to, and new interpretations of, the Manual shall be conveyed to Employees and require their acknowledgement of receipt and understanding of the amendments/interpretations.

Aperture is an investment adviser to an open-end mutual fund separate series of Trust for Professional Managers (the “mutual funds”), which is a registered investment company under the Investment Company Act of 1940 (the “Company Act”). Aperture also is a sub-advisor to UCITS funds (collectively, with the mutual funds, the “Funds” or “Aperture Funds”), and may serve as the adviser to separately managed accounts. The term “mutual funds” or “Funds” is referred throughout this Manual to reference the registered trust. Aperture has also adopted a separate Regulatory Compliance & Operations Procedures Manual for Registered Investment Companies (the “Procedures Manual”) which incorporates the Funds’ and Aperture’s policies and compliance procedures as it relates to the operations and business of the Funds. All Employees should, and all investment personnel involved with the Funds, should be familiar with the policies and procedures addressed in the Procedures Manual.

Aperture Investors, LLC

Maintenance of Code of Conduct and Regulatory Compliance Manual

Implementation Date: October 24, 24, 2018

General

Rule 206(4)-7 requires advisers to develop an internal compliance program and to maintain a written set of policies and procedures designed to prevent violations of the Advisers Act. The policies and procedures must be reviewed no less frequently than annually to determine their overall adequacy and effectiveness.

Risks

In developing this Manual, Aperture considered the material risks associated with maintaining the Manual. This analysis includes risks such as:

●	Written procedures are outdated and ineffective.

●	Aperture has a dominant person (or persons) that have the power to override controls to achieve personal gain.

●	Employees may not feel comfortable bringing a compliance matter to the attention of management.

●	Poor financial condition of Aperture or its Employees may increase the likelihood of decisions or actions that are not in the best interest of clients.

Aperture has established the following guidelines to effectuate and monitor Aperture’s compliance program.

Policy

CCO (or designee) will periodically review the Manual to ensure the adequacy of the policies and procedures contained therein. Aperture shall additionally periodically test the effectiveness of its policies and procedures as required by Rule 206(4)-7. All required changes to the Manual must be approved and made by Aperture’s CCO.

Procedures

The CCO is responsible for coordinating the reviews (annually, and on an as-needed basis) of Aperture’s policies and procedures. Documentation of the reviews must be kept in written format and made available to individuals as required by law, and other parties that Aperture deems appropriate.

Aperture has engaged ACA Compliance Group, a regulatory and compliance consulting firm, to assist it and its CCO on a periodic and on-going basis with regard to a variety of matters, including but not limited to: initial form ADV preparation and filing, assistance with Aperture’s compliance program implementation, annual review of its compliance program and this Manual, semi-annual electronic communications review, on-going marketing and advertising reviews, assistance with regulatory filings, on-site or telephonic participation during SEC inspections, review of Form ADV, and periodic and as-needed education of Aperture’s Employees with regard to various compliance matters.

Any changes to the Manual shall be made by the CCO or a designee appointed by the CCO. All final changes shall be approved by the CCO. However, on an ongoing basis, the CCO shall coordinate consideration of proposed material changes to, and material breaches of, the policies and procedures set forth in this Manual.

The CCO is designated with the full power and authority to enforce the policies and procedures set forth in the Manual. The CCO will report any known material violations of the Manual to Aperture’s Senior Management. All questions regarding the Manual shall be directed to the CCO.

Distribution of the Code and Acknowledgement of Receipt

Aperture will distribute this Manual, which contains the Company’s Code of Ethics, to each Employee upon the commencement of employment, annually, and upon any change to the Code of Ethics or any material change to another portion of the Manual. The Manual may be distributed to employees through Compliance Science.

All Employees must acknowledge that they have received, read, understood, and agree to comply with Aperture’s policies and procedures described in this Manual, including this Code of Ethics. All Employees must use the attached Compliance Manual Acknowledgement Form to acknowledge that they have received, read, understood, and agree to comply with the Company’s policies and procedures described in this Manual, including this Code of Ethics.

Responsibility

The CCO is responsible for the successful implementation of the policies and procedures contained in the Manual.

Aperture Investors, LLC

Code of Ethics

Implementation Date: October 24, 2018

Background

The Code of Ethics is predicated on the principle that Aperture owes a fiduciary duty to its clients. Accordingly, Aperture’s Employees must avoid activities, interests and relationships that run contrary (or appear to run contrary) to the best interests of clients. At all times, Aperture must:

●	Place client interests ahead of Aperture’s – As a fiduciary, Aperture must serve in its clients’ best interests. In other words, Aperture Employees may not benefit at the expense of advisory clients or disadvantage its advisory clients in any way. This concept is particularly relevant when Employees are making personal investments in securities traded by advisory clients.
●	Engage in personal investing that is in full compliance with Aperture’s Code of Ethics

– Employees must review and abide by Aperture’s Personal Securities Transaction and Insider Trading Policies.

●	Avoid taking advantage of your position – Employees must not accept investment opportunities, gifts or other gratuities from individuals seeking to conduct business with Aperture, or on behalf of an advisory client.
●	Maintain full compliance with the Federal Securities Laws[1] – Employees must abide by the standards set forth in Rule 204A-1 under the Advisers Act.

Any questions with respect to Aperture’s Code of Ethics should be directed to the CCO. As discussed in greater detail below, Employees must promptly report any violations of the Code of Ethics to the CCO. All reported Code of Ethics violations will be treated as being made on an anonymous basis.

Risks

In developing this policy and procedures, Aperture considered the material risks associated with administering the Code of Ethics. This analysis includes risks such as:

●	Access Person[2] engages in various personal trading practices that wrongly make use of non-public information resulting in harm to clients or unjust enrichment to Access Persons. (These practices include trading ahead of clients and passing non-public information on to spouses and other persons over whose accounts the access person has control.)

[1]	“Federal Securities Laws” mean the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.
[2]	“Access Person” includes: (A) (i) any trustee, director, officer, partner or employee of Aperture who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of securities, or whose functions relate to the making of any recommendations with respect to such purchases or sales; (ii) any natural person in a control relationship to Aperture who obtains information concerning recommendations made to clients or Funds with regard to the purchase or sale of securities; (B) any of Aperture’s supervised persons: (i) who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any client; and (ii) who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic; (C) any of Aperture’s consultants: (i) who have access to nonpublic information regarding any client’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any client; and, (iii) who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

●	Access Persons are able to cherry pick clients' trades and systematically move profitable trades to a personal account and let less profitable trades remain in clients’ accounts.
●	One or more Employees engage in an excessive volume of personal trading that detracts from their ability to perform services for clients.
●	Employees take advantage of their position by accepting excessive gifts or other gratuities (including access to IPO investments) from individuals seeking to do business with Aperture.
●	The personal trading of Employees does not comply with certain provisions of Rule 204A-1 under the Advisers Act.
●	Access Persons are not aware of what constitutes insider information.
●	Employees serve as trustees and/or directors of outside organizations. (This could present a conflict in a number of ways, for example, if Aperture wants to recommend the issuer for investment or if the issuer is one of Aperture’s service providers.)
●	Employees use firm property, including research, supplies, and equipment, for personal benefit.

Aperture has established the following guidelines to effectuate and monitor Aperture’s Code of Ethics.

Guiding Principles & Standards of Conduct

All Employees of Aperture, and consultants closely associated with the Company, are expected to act in accordance with Aperture’s brand values, with integrity and the highest standards of ethics when dealing with clients, the public, prospects, third-party service providers and fellow Employees.

Aperture’s brand values are as follows:

●	Human. We embrace the best of what makes us human. We believe that the path to outperformance is a uniquely human endeavor. It requires humility, patience, self- awareness and focus - all qualities we model in our investment process, in the operation of our firm, and in our interactions with clients. Finding outperformance is hard, and it relies on the distinct perspectives of active managers. We are entrepreneurs that question our assumptions, even in the face of success, and make changes when we believe they will generate better results. While we leverage all the tools, data and technologies at our disposal, we fundamentally believe that it is our humanity which ultimately creates unique insights.

●	Aligned. We only do well when our clients do well. Our fee and compensation structures are intentionally designed to align our interests with those of our clients. It is our performance fees, not our base fees, which drive our earnings potential. We charge base fees similar to comparable passive products, and only charge performance fees on returns that exceed our stated benchmarks. Our managers are incented to generate consistent performance, not to take excess short-term risk. They limit their assets under management because they are paid to perform; we will never incentivize our managers to be asset-gatherers.
●	Explicit. We are clear about who we are and how we think. We make it our responsibility to let our clients know how we think, how we work and how we compensate ourselves. Our managers regularly engage with clients in-person and online, unambiguously sharing their opinions and perspectives. Their compensation structures are fully visible to clients and future clients alike. The ways we openly engage and share information with investors make explicit our sole focus on their performance.

The following set of principles frame the professional and ethical conduct that Aperture expects from its Employees and consultants, and the way in which Aperture expects Employees to act when living the brand values:

●	Act with integrity, competence, diligence, respect, and in an ethical manner with the public, clients, prospective clients, employers, Employees, colleagues in the investment profession, and other participants in the global capital markets;
●	Place the integrity of the investment profession, the interests of clients, and the interests of Aperture above one’s own personal interests;
●	Adhere to the fundamental standard that you should not take inappropriate advantage of your position;
●	To the extent practicable, avoid any actual or potential conflicts of interest;
●	Conduct all personal securities transactions in a manner consistent with this policy;
●	Use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, taking investment actions, and engaging in other professional activities;
●	Practice and encourage others to practice in a professional and ethical manner that will reflect favorably on you and the profession;
●	Promote the integrity of, and uphold the rules governing, capital markets;
●	Maintain and improve your professional competence and strive to maintain and improve the competence of other investment professionals.
●	Comply with applicable provisions of the Federal Securities Laws.

Personal Security Transaction Policy

Access Persons may not purchase or sell any security in which the Access Person has a beneficial ownership unless the transaction occurs in an exempted security or the Access Person has complied with the Personal Security Transaction Policy set forth below.

Access Persons’ personal trades should be executed in a manner consistent with our fiduciary obligations to our Clients: trades should avoid actual improprieties, as well as the appearance of impropriety. Access Persons’ trades must not be timed to precede orders placed for any Client, nor should trading activity be so excessive as to conflict with the Employee’s ability to fulfill his/her daily job responsibilities.

Please note that as described in each applicable section below, certain aspects of the Code of Ethics are administered through the Compliance Science system. Pre-clearance requests, Initial/annual holdings reports, certifications and quarterly/annual transaction reports will be submitted by the employee through Compliance Science (“electronic” or “electronically”).

Investments in Limited Offerings and Initial Public Offerings (“IPOs”)3

No Access Person shall acquire, directly or indirectly, any Beneficial Ownership in any limited offering (e.g., private placement) or IPO without first obtaining prior approval of the CCO or his designee in order to preclude any possibility of their profiting improperly from their positions on behalf of a client. Further, in accordance with FINRA Rule 5130, no Employee who has authority to buy or sell securities for an investment adviser, bank, savings and loan association, insurance company, investment company, or collective investment account is permitted to participate in any IPO. Prior to the approval of any request to purchase a limited offering or IPO, the CCO or his designee shall (a) obtain from the Access Person full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Access Person activities on behalf of a client; and (b) conclude, after consultation with a Portfolio Manager (who has no personal interest in the issuer of the limited offering or IPO), that no clients have any foreseeable interest in purchasing such security. A record of such approval by the CCO and the reasons supporting those decisions shall be kept as required in the Records section of this Policy. Employees must seek preclearance via Compliance Science.

Reportable and Exempt Securities

Aperture requires Access Persons to provide periodic reports (See Reporting section below) regarding transactions and holdings in any security, as that term is defined in Section 202(a)(18) of the Advisers Act (“Reportable Security”), except that it does not include:

●	Direct obligations of the Government of the United States;
●	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;
●	Shares issued by money market funds;
●	Shares issued by open-end funds other than “Reportable Funds”[4], specifically other than Funds managed or sub-advised by Aperture;
●	Interests in 529 college savings plans; and

[3]	The term “limited offering” is defined as an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to Rules 504, 505, or 506 of Regulation D. The term “initial public offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.
[4]	A “Reportable Fund” means (a) any fund for which Aperture serves as the investment adviser or sub-adviser as defined in Section 2(a)(20) of the Investment Company Act of 1940; or (b) any fund whose investment adviser or principal underwriter controls Aperture, is controlled by Aperture, or is under common control with Aperture.

●	Shares issued by unit investment trusts that are invested exclusively in one or more open- end funds, none of which are reportable funds.

Commodities, futures and options traded on a commodities exchange, including currency futures are not considered Securities. However, futures and options on any group or index of Securities shall be considered Reportable Securities. In addition, Aperture deems that all derivative securities (e.g., futures, options and structured notes), as well as depository receipts (e.g., GDRs, ADRs, etc.) on a Reportable Security are also Reportable Securities. While certain exchange- traded funds, or ETFs, are organized as open-end funds or unit investment trusts and, therefore, deemed an Exempt Security, some types of ETFs, specifically grantor trusts, are Reportable Securities. Therefore, in the interest of simplicity, Aperture deems all ETFs to be Reportable Securities and thus subject to the reporting requirements contained in Aperture’s Personal Security Transaction Policy.

Any Access Person who purchases or sells virtual currency or cryptocurrency coins or tokens that are being offered, or previously were offered, as part of an initial coin offering (“ICO”), should consult with the CCO as to whether such coins or tokens would be considered Securities for purposes of this policy. If the CCO determines, based on the structure of the ICO and relevant SEC guidance, that such coins or tokens should be considered Securities, the coins or tokens will be considered Reportable Securities for purposes of this policy. For the avoidance of doubt, virtual currency or cryptocurrency coins or tokens that were created outside the context of an ICO are not deemed Securities under this policy.

Beneficial Ownership

Access Persons are considered to have beneficial ownership of securities if they have or share a direct or indirect pecuniary interest in the securities. Access Persons have a pecuniary interest in securities if they have the ability to directly or indirectly profit from a securities transaction.

The following are examples of indirect pecuniary interests in securities:

●	Securities held by members of an Access Person’s immediate family sharing the same household. Immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law. Adoptive relationships are included;
●	Access Persons’ interests as a general partner in securities held by a general or limited partnership; and
●	Access Persons’ interests as a manager/member in the securities held by a limited liability company.

Access Persons do not have an indirect pecuniary interest in securities held by entities in which they hold an equity interest unless they are a controlling equity holder or they share investment control over the securities held by the entity.

The following circumstances constitute beneficial ownership by Access Persons of securities held by a trust:

●	Ownership of securities as a trustee where either the Access Person or members of the Access Person’s immediate family have a vested interest in the principal or income of the trust;

●	Ownership of a vested beneficial interest in a trust; and
●	An Access Person’s status as a settlor/grantor of a trust, unless the consent of all of the beneficiaries is required in order for the Access Person to revoke the trust.

Exempt Transactions

The following transactions are considered Exempt Transactions and therefore do not require reporting under the Personal Security Transaction Policy:

●	Any transaction in an account over which the Access Person does not have any direct or indirect influence or control. For example, an account managed on a fully discretionary basis by a third-party over which the Access Person does not have any ability to direct trading or, any account of an immediate family member when such relative does not reside in the same household as the Access Person, or accounts of family members outside of the immediate family, would not be subject to review.
●	Purchases that are part of an automatic investment plan.[5]

From time to time, the CCO may exempt certain transactions on a fully documented trade-by- trade basis.

Pre-Clearance Period

Prior to entering an order for a personal trade that requires pre-clearance, an Access Person must complete an electronic request in Compliance Science for pre-clearance providing the following information:

a.	Name and symbol of security;

b.	Maximum quantity to be purchased or sold;

c.	Name of broker effecting the transaction; and

d.	Type of transaction (e.g., buy, sell, exchange, etc).

No order for a securities transaction for which pre-clearance authorization is sought may be placed prior to the receipt of written or electronic authorization of the transaction by the Chief Compliance Officer (or his or her designee). Verbal approvals are not permitted and must not be relied upon. Each Access Person is solely responsible for his or her compliance with the Code. Pre-clearance should not be construed as an assurance that a personal securities transaction complies with all provisions of this Code.

If you receive pre-clearance approval on a non-business day (e.g., weekend or holiday), the pre- clearance approval is valid for the next business day following receipt of the pre-clearance approval.

[5]	“Automatic investment plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

If you do not execute the transaction on the day your pre-clearance approval is received, or your entire trade is not executed on the day the pre-clearance approval was granted, you must request pre-clearance again at such time as you decide to execute the trade/the rest of the trade.

Pre-clearance approval is valid only for the particular transaction requested. If you make any changes to the transaction (e.g., increase the size of the transaction), you must submit a new trade request.

Failure to obtain pre-clearance for a non-exempt/non-excepted personal securities transaction is a serious breach of the Code. If you fail to obtain pre-clearance approval for your non-exempt personal securities transaction, you will be subject to disciplinary action, up to and including termination of employment. You may also be required to cancel/reverse the trade and bear any losses that occur. You may also be required to disgorge any profits realized on the unauthorized trade and donate them to charity.

Blackout Period and Inappropriate Advantage

The price paid or received by an Aperture Fund for any investment should not be affected by a buying or selling interest on the part of an Access Person, or otherwise result in an inappropriate advantage to the Access Person or create any disadvantage to the Fund. Thus, to that end, no Access Person shall enter an order for the purchase or sale of a Reportable Security until at least seven calendar days after the Aperture Fund’s order is executed or withdrawn.

An Access Person may not buy or sell equity securities for his or her personal accounts if:

●	Aperture has engaged in a transaction in the same or an equivalent security for the Fund within the last seven calendar days, or
●	The security is on the Aperture trading blotter or is being considered to trade.

In the event you effect a prohibited personal securities transaction within seven calendar days before or after a Fund transaction in the same or equivalent security, you will be required to close out your position in the security and disgorge any profit realized from the transaction to a charity. However, if you properly obtained pre-clearance for a transaction and the Fund subsequently transacted in the same security within seven calendar days after your transaction, this will not normally result in required disgorgement, unless otherwise determined by the CCO.

The blackout period does NOT apply to Exempt Securities or Exempt Transactions.

Aperture shall maintain trade tickets that have been time stamped to ensure that Fund orders are executed prior to those executed by Employees.

Short-Term Trading Ban

Aperture discourages Access Persons from profiting in the purchase and sale, or sale and purchase, of any security within thirty (30) calendar days, whether or not the security is also held by an Aperture Fund. This provision is designed to prohibit potential scalping and front-running and to minimize the possibility that an Access Person will attempt to capitalize inappropriately on the market impact of trades in securities that may be held by an Aperture Fund. Any profits realized by an Access Person on any inadvertent short-term trades may be required to be disgorged to charity after review by the CCO. Access Persons may not use securities or other instruments that deliver the same or equivalent economic exposure to circumvent the 30 day holding period.

Any investment by an Access Person or its household members in a Reportable Fund is subject to the excessive trading restrictions in the prospectus. Access Persons are required to ensure that their transactions in the Reportable Fund are in compliance with the stated disclosures in the prospectus. Aperture generally does not permit any waivers to the Reportable Fund’s trading restriction to any Access Person or household member, and no Access Person is permitted to grant any waiver to any Shareholder. Any waivers to the Fund’s excessive trading policy are required to be reported to the Fund’s CCO.

Disclosure of Interested Transactions

No Employee shall recommend any transactions with respect to a Reportable Security by a Aperture Fund without first disclosing his or her interest, if any, in such Reportable Securities or the issuer thereof, including without limitation:

●	Any direct or indirect Beneficial Ownership of any Reportable Securities of such issuer;
●	Any contemplated transaction by such Employee in such Reportable Securities;
●	Any position with the issuer of the Reportable Securities or its affiliates; and
●	Any present or proposed business relationship between the issuer of the Reportable Securities or its affiliates and such Employee or any entity in which such Employee has a significant interest.

Reporting

In order to provide Aperture with information to enable it to determine with reasonable assurance any indications of “scalping,” “front-running” or the appearance of a conflict of interest with the trading by Aperture Funds, each Access Person of Aperture is required to submit the following reports to the CCO showing all transactions in securities in which the person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership except for exempt transactions.

Quarterly Transaction Reports

Each quarter, Access Persons must report all Reportable Securities transactions in accounts in which they have a Beneficial Interest. Access Persons must also report any accounts opened during the quarter that hold any Securities (including Securities excluded from the definition of a Reportable Security). Reports regarding Securities transactions and newly opened accounts must be submitted to the CCO via Compliance Science within 30 days of the end of each calendar quarter.

Access Persons are required to instruct their broker-dealers to electronically provide (i.e., electronic broker feeds) to Aperture duplicate brokerage trade confirmations and/or account statements for accounts beneficially owned by the Access Person which shall be received by the CCO, at a minimum, no later than thirty (30) days after the end of each calendar quarter. If an Access Person’s trades do not occur through a broker-dealer (e.g., purchase of a private investment fund), such transactions shall be reported separately on the quarterly personal securities transaction report in Compliance Science. The quarterly transaction reports must contain at least the following information for each transaction in a Reportable Security in which the Access Person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership6: (a) the date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Reportable Security involved; (b) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); (c) the price of the Reportable Security at which the transaction was effected; (d) the name of the broker, dealer or bank with or through which the transaction was effected; and (e) the date that the report is submitted.

[6]	“Beneficial Ownership,” as set forth under Rule 16a-1(a)(2), determines whether a person is subject to the provision of Section 16 of the Securities Exchange Act of 1934, and the rules and regulations thereunder, which generally encompasses those situations in which the beneficial owner has the right to enjoy some direct or indirect “pecuniary interest” (i.e., some economic benefit) from the ownership of a security. This may also include securities held by members of an Employee’s immediate family sharing the same household; provided however, this presumption may be rebutted. The term immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in- law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law and includes adoptive relationships. Any report of beneficial ownership required thereunder shall not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the Covered Securities to which the report relates.

In addition, Access Persons must report, using the Compliance Science: New Accounts, at least quarterly to the CCO, the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person in which they may effect transactions in any Reportable Security.

EMPLOYEES ARE REMINDED THAT THEY MUST ALSO REPORT TRANSACTIONS BY MEMBERS OF THE EMPLOYEE’S IMMEDIATE FAMILY INCLUDING SPOUSE, DOMESTIC PARTNER, CHILDREN AND OTHER MEMBERS OF THE HOUSEHOLD IN ACCOUNTS OVER WHICH THE EMPLOYEE HAS DIRECT OR INDIRECT INFLUENCE OR CONTROL.

Initial Holdings Reports

Initial and annual holdings reports should be submitted using Compliance Science to the CCO.

Newly hired Aperture Access Persons are required to report all of their personal securities holdings or provide a custodial statement of holdings not later than 10 days after the commencement of their employment for each personal securities account that holds, or can hold, securities.

The initial holdings report must be current as of a date not more than 45 days prior to the date the person became an Access Person.

Annual Holdings Reports

Existing Access Persons are required to provide Aperture with a complete list of accounts and securities holdings on an annual basis, on or before February 14th of each year. The report shall be current as of December 31st, which is a date no more than 45 days from the final date the report is due to be submitted

INITIAL AND ANNUAL REPORTS MUST DISCLOSE THE EXISTENCE OF ALL ACCOUNTS THAT HOLD OR COULD HOLD ANY SECURITIES, EVEN IF NONE OF THOSE SECURITIES FALL WITHIN THE DEFINITION OF A “REPORTABLE SECURITY.”

Each holdings report (both the initial and annual) must contain, at a minimum: (a) the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the Access Person has any direct or indirect beneficial ownership; (b) the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person's direct or indirect benefit; and (c) the date the Access Person submits the report.

Duplicate Copies

A form brokerage letter is attached to this Policy. See Attachment A, Sample of Brokerage Letter. In order to help ensure that duplicate brokerage confirmations and/or statements are received for all accounts pertaining to a particular Access Person, such Access Person may complete and send a brokerage letter similar to Attachment A to each bank, broker or dealer maintaining an account on behalf of the Access Person.

Trading and Review

Aperture’s Personal Securities Transactions policies and procedures are designed to mitigate any potential material conflicts of interest associated with Access Persons’ personal trading activities. Accordingly, the CCO, or a designee, will closely monitor Access Persons’ investment patterns to detect the following potentially abusive behavior by reviewing any brokerage statements and confirmations provided to the Company in any Access Person personal accounts:

●	Frequent and/or short-term trades in any Security, with particular attention paid to potential market-timing of mutual funds;
●	Personal trading in Securities also held by a fund advised by Aperture;
●	Trading opposite of Client trades;
●	Trading ahead of Clients; and
●	Trading that appears to be based on Material Non-Public Information.

The CCO, or a designee, will review all reports submitted pursuant to the Personal Securities Transactions policies and procedures for potentially abusive behavior, and will compare Access Person trading with Clients’ trades as necessary. Upon review, the CCO, or a designee, will initial and date each report received, and will attach a written description of any issues noted. Any personal trading that appears abusive may result in further inquiry by the CCO and/or sanctions, up to and including dismissal.

If the CCO performs the review of Access Person trading reports, the CEO will monitor the CCO’s personal Securities transactions for compliance with the Personal Securities Transactions policies and procedures.

The reason for the development of a post transaction review process is to ensure that Aperture has developed procedures to supervise the activities of its associated persons. The comparison of Access Person trades to those of advisory clients may identify potential conflicts of interest or the appearance of a potential conflict.

If Aperture discovers that an Access Person is personally trading contrary to the policies set forth above, the Access Person will meet with the CCO to review the facts surrounding the transactions. This meeting shall help Aperture to determine the appropriate course of action.

Reporting Violations and Remedial Actions

Aperture takes the potential for conflicts of interest caused by personal investing very seriously. As such, Aperture requires its Employees to promptly report any violations of the Code of Ethics of which the Employee becomes aware to the CCO. Aperture’s management is aware of the potential matters that may arise as a result of this requirement, and will take action against any Employee that seeks retaliation against another for reporting violations of the Code of Ethics.

APERTURE HAS ZERO TOLERANCE FOR RETALIATORY ACTIONS AND MAY SUBJECT OFFENDERS TO MORE SEVERE ACTION THAN SET FORTH BELOW. IN ORDER TO MINIMIZE THE POTENTIAL FOR SUCH BEHAVIOR, ALL REPORTS OF CODE OF ETHICS VIOLATIONS WILL BE TREATED AS BEING MADE ON AN ANONYMOUS BASIS.

If any violation of Aperture’s Personal Security Transaction Policy is determined to have occurred, the CCO may impose sanctions and take such other actions as he deems appropriate, including, without limitation, requiring that the trades in question be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, issuing a suspension of personal trading rights or suspension of employment (with or without compensation), imposing a fine, making a civil referral to the SEC, making a criminal referral, and/or terminating employment for cause or any combination of the foregoing. All sanctions and other actions taken shall be in accordance with applicable employment laws and regulations. Any profits or gifts forfeited shall be paid to the Fund, if any, or given to a charity, as the CCO shall determine is appropriate.

No person shall participate in a determination of whether he or she has committed a violation of this Policy or in the imposition of any sanction against himself or herself.

For the avoidance of doubt, nothing in this Manual prohibits Employees from reporting potential violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the SEC, or any agency’s inspector general, or from making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Employees do not need prior authorization from their supervisor, the CCO or any other person or entity affiliated with Aperture to make any such reports or disclosures and do not need to notify Aperture that they have made such reports or disclosures. Additionally, nothing in this Manual prohibits Employees from recovering an award pursuant to a whistleblower program of a government agency or entity.

Disclosure

Aperture shall describe its Code of Ethics to fund shareholders in the Fund’s Statement of Additional Information. The Code of Ethics is on file with the SEC, and is available to the public.

Recordkeeping

Aperture shall maintain records in the manner and to the extent set forth below, which records shall be available for appropriate examination by representatives of the Securities and Exchange Commission, or Aperture’s management.

●	A copy of this Policy and any other code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place in an appropriate office of the Company;
●	A record of any violation of this Policy and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurred, the first two years in an appropriate office of the Company;
●	A record of all written acknowledgements (annual certifications) as required by this Policy for each person who is currently, or within the past five years was, an Employee of Aperture shall be preserved in an easily accessible place in an appropriate office of the Company;
●	A copy of each report made pursuant to this Policy by an Employee, including any information provided in lieu of reports, shall be preserved in an easily accessible place by the Company for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an appropriate office of Company;
●	A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Policy, or who are or were responsible for reviewing these reports, shall be maintained in an easily accessible place in an appropriate office of the Company;
●	The Company shall preserve a record of any decision, and the reasons supporting the decision, to approve the acquisition of any security requiring preclearance (IPOs and limited offerings) by Employees for at least five years after the end of the fiscal year in which the approval is granted in an easily accessible place, the first two years in an appropriate office of the Company.

Annual Compliance Questionnaire Supplement

Aperture Employees are required to complete an Annual Compliance Questionnaire Supplement, Attachment B, both initially upon commencement of employment and annually thereafter in order to ascertain if there are any potential material conflicts of interest that the Company may want to be aware of or actively monitor.

Responsibility

The CCO is responsible for administering the Personal Security Transaction Policy. All questions regarding the policy should be directed to the CCO.

Attachment A

Sample of Brokerage Letter

<DATE>

<NAME OF CUSTODIAN>

<ADDRESS>

<CITY, STATE ZIP>

Re:	Account No.

Account Name

Dear <NAME>,

As of <DATE>, please send to the undersigned a duplicate confirmation of each transaction in the above named account and monthly brokerage account statements for the above named account.

Please mail the confirmations and account statements to:

250 West 55th Street

30th Floor

New York, NY 10019

If you have any questions or concerns, please feel free to give me a call at (908) 587-6505. Thank you for your immediate attention to this matter.

Sincerely,

James O’Connor, CCO

cc:	<Name>

Attachment B

Aperture Investors, LLC

Annual Compliance Questionnaire Supplement

Please answer the following questions accurately. If you mark any shaded boxes, explain your response in the space following the table.

Question	Yes	No
1. Are you or any members of your immediate family employed by a financial services company other than Aperture, or by a company that provides products or services to Aperture?
2. Do you or any member of your immediate family serve as a general partner or managing member for an investment-related pooled investment vehicle?
3. Do you or any members of your immediate family have some other business or personal relationship with, or substantive investment in, a financial services company or a company that provides products or services to Aperture?
4. Do you or any members of your immediate family serve as trustee, executor, or in a similar capacity for any Client?
5. Do you or any members of your immediate family have any other business or personal relationship with any Client?
6. Are you or any members of your immediate family employed by any government?
7. Do you or any members of your immediate family serve as officers or directors of any organizations (including private companies, public companies, and not- for-profit organizations)?
8. Are you aware of any conflicts of interest that have not already been disclosed to the CCO involving Aperture, you or your immediate family members and any Client?
9. Have you complied with Aperture’s requirements regarding the disclosure of outside business activities?
10. Are you aware of any potentially Material Non-Public Information that has not been previously disclosed to the CCO? (If yes, please indicate the capacity in which you received the information at the end of this form, but do not include the specific information in question on this form.)

11. Have you improperly transmitted proprietary information between Aperture and any prior employers or other individuals or entities?
12. Have you reported all of the political contributions that you made in the past two years?

13. In the past 10 years, have you been convicted of or plead guilty or no contest in a domestic, foreign, or military court to any:

●    Felony

●    Misdemeanor involving investments or an investment-related business, or any fraud, false statements, filings or omissions, wrongful taking of property, bribery, perjury, forgery, counterfeiting, extortion, or a conspiracy to commit any of these offenses?

14. In the past 10 years, has any federal regulatory agency, the U.S. Postal Service, any state regulatory agency, or any foreign financial regulatory authority found you to have:

●    Made a false statement or omission, or been dishonest, unfair, or unethical?

●    Been involved in a violation of investment-related regulations or statutes?

●    Been a cause of an investment-related business having its authorization to do business denied, suspended, revoked, or restricted?

15. In the past 10 years, has any federal regulatory agency, the U.S. Postal Service, any state regulatory agency, or any foreign financial regulatory authority:

●    Entered an order or injunction against you in connection with an investment-related activity or the making of false representations?

●    Denied, suspended, or revoked your registration or license, or otherwise prevented you, by order, from associating with an investment-related business or restricted your activity?

16. In the past 10 years, has any self-regulatory organization or commodities exchange found you to have:

●    Made a false statement or omission?

●    Been involved in a violation of its rules (other than a violation designated as a “minor rule violation” under a plan approved by the SEC)?

●    Been the cause of an investment-related business having its authorization to do business denied, suspended, revoked, or restricted?

17. Has an authorization to act as an attorney, accountant, or federal contractor granted to you ever been revoked or suspended?

18. In the past 10 years, has any domestic or foreign court:

●    Enjoined or restrained you in connection with any investment or Securities- related activity, or in connection with any false SEC filing?

●    Found that you were involved in a violation of investment-related statutes or regulations?

●    Dismissed, pursuant to a settlement agreement, an investment-related civil action brought against you by a state or foreign financial regulatory authority?

19. Are you now the subject of any proceeding that could result in a “yes” answer to any of the preceding questions?
New Employees should skip the remaining questions and explain any marks in shaded boxes below the table.
20. During the past 12 months, have you reported all personal Securities transactions in accordance with Aperture’s reporting policies?
21. During the past 12 months, have you reported gifts and entertainment in accordance with Aperture’s reporting policies?
22. During the past 12 months, have you traded on or improperly transmitted any Material Non-Public Information?
23. During the past 12 months, have you become aware of any violation of Aperture’s Code of Ethics that you did not disclose to the CCO?

24. To the best of your knowledge, during the past 12 months, has Aperture and its Employees (including yourself) complied with the Company’s written policies and procedures regarding:

●    Insider trading;

●    Outside business activities and prior employment;

●    Political contributions;

●    Identification, reporting, and resolution of complaints;

●    Portfolio management;

●    Proxy voting;

●    Trading;

●    Identification, reporting, and resolution of trade errors;

●    Soft dollars;

●    Security valuation;

●    Account opening and closing;

●    Side pockets;

●    Anti-money laundering;

●    Protection of Clients’ privacy;

●    Custody and safeguarding of assets;

●    Fee billing;

●    The maintenance and dissemination of disclosure documents;

●    The use of electronic communications;

●    Advertising and marketing;

●    Solicitation arrangements;

●    Media communications

●    Contingency and disaster recovery planning; and

●    The maintenance of books and records.

Please use the space below to explain any marks in shaded boxes. For each explanation, indicate the relevant question number. Use additional pages as necessary.

By signing below, I certify that I responded to the Annual Compliance Questionnaire Supplement completely and accurately.

Print Name:

Signature:

Attachment I

Aperture Investors, LLC

Code of Conduct and Regulatory Compliance Manual Acknowledgement Form

Implementation Date: October 24, 2018

I have read and understand the following policies and procedures contained in the Code of Conduct and Regulatory Compliance Manual, recognize that they apply to me and agree to comply in all respects with the procedures described therein for the duration of my employment with Aperture.

●	Code of Conduct
●	Maintenance of Code of Conduct and Regulatory Compliance Manual
●	Code of Ethics
●	Insider Trading
●	Outside Business Activities, Investment Clubs, and Prior Employment
●	Gifts and Entertainment
●	Political and Charitable Contributions and Public Positions
●	Privacy Protection, Cybersecurity and Identity Theft Prevention
●	Maintenance and Dissemination of Disclosure Documents
●	Duty to Supervise
●	Review of Third Party Service Providers
●	Advertising and Marketing
●	Investor Communications Policy
●	Media Communications
●	Solicitors
●	Maintenance of Books and Records
●	Electronic Communications
●	Trading Procedures
●	Soft Dollars
●	Trading Errors
●	Portfolio Management and Reviews
●	Contingency and Disaster Recovery Plan
●	Proxy Voting and Class Actions
●	Security Valuation Policy
●	Safeguarding Client Assets

Employee
(PRINT NAME)

Signature